Exhibit 99.1

PRESS RELEASE

Date: August 4, 2008	Information:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email: donna@cubicenergyinc.com

Cubic Energy, Inc. Announces Commencement of Trading on AMEX

DALLAS, TX — Cubic Energy, Inc. (AMEX:QBC) (“Cubic” or the “Company”) announces today that its common shares are listed today on the American Stock Exchange (“AMEX”) under the symbol “QBC”.  Cubic’s common shares had previously traded on the OTCBB under the symbol “QBIK”.  Kellogg Capital Group, LLC is the AMEX specialist for Cubic.

About the American Stock Exchange:

The American Stock Exchange (“AMEX”) offers trading across a full range of equities, options and exchange traded funds (“ETFs”), including structured products and HOLDRS (SM).  In addition to its role as a national equities market, the AMEX is the pioneer of the ETF, responsible for bringing the first domestic product to market in 1993.  The AMEX is one of the largest options exchanges in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks.

About Cubic Energy, Inc.:

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas.  The Company’s oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

This press release includes statements, which may constitute “forward-looking’’ statements, usually containing the words “believe’’, “estimate’’, “project’’, “expect’’, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.  Cubic can not guarantee any level of production from its wells.